Exhibit 99.1

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Matt Clawson (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	Steve Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	matt@allencaron.com	dstewart@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

RITA MEDICAL SYSTEMS ANNOUNCES DATE AND TIME FOR THIRD QUARTER AND NINE-MONTH RESULTS RELEASE AND CONFERENCE CALL

Mountain View, Calif., October 06, 2003 . . . RITA Medical Systems, Inc. (Nasdaq:RITA) today announced plans to release its financial results for the third quarter and nine months ended September 30, 2003, at 4:00 p.m. Eastern Time on Monday, October 20, 2003, and to host a conference call to be webcast live on the Internet at 4:30 p.m. Eastern Time that same day.

Those interested in listening to the webcast of the RITA conference call may access it via a link provided at the Company’s website at www.ritamedical.com. Internet participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. An online webcast replay of the call will also be available for 10 days following the broadcast by accessing the same link.

About RITA Medical Systems

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s technology and its plans (i) to extend its technology to applications beyond the liver and (ii) to expand its product line with new and modified products are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

RITA is a trademark of RITA Medical Systems, Inc.

For further information, please contact: investors, Matt Clawson, matt@allencaron.com, or media, Len Hall, len@allencaron.com, both of Allen & Caron Inc, +1-949-474-4300, for RITA Medical Systems, Inc.; or Don Stewart, Chief Financial Officer, dstewart@ritamed.com, or Steve Pedroff, VP Marketing Communications, spedroff@ritamed.com, both of RITA Medical Systems, Inc., +1-650-314-3400.